EXHIBIT 10.2

Summary of Executive Bonus Plan

On February 9, 2005, the Compensation Committee of our Board of Directors adopted an executive bonus plan effective beginning January 1, 2005. The executive bonus plan was amended by the Compensation Committee effective January 1, 2008. Under the amended executive bonus plan, our eligible executive officers are eligible to receive (i) a quarterly bonus of up to a specified percentage of any amount by which the Company’s consolidated adjusted pre-tax income for such quarter exceeds the Company’s consolidated adjusted pre-tax income for the same quarter of the prior year and (ii) an annual bonus of up to a specified percentage of any amount by which the Company’s consolidated adjusted pre-tax income for the fiscal year exceeds the Company’s consolidated adjusted pre-tax income for the previous fiscal year. For purposes of the executive bonus plan, “adjusted income” is defined as the Company’s consolidated pre-tax income for the applicable quarter or annual period, less certain costs that are excluded from the calculation on a quarterly or annual basis by the Compensation Committee in its sole discretion.

The maximum participation percentage for our executive officers currently eligible to participate in the plan is as follows:

PLAN PARTICIPANT	Maximum Percentage Participation In Quarterly Bonus	Maximum Percentage Participation In Annual Bonus
Frank F. Khulusi President and Chief Executive Officer	2.85%	0.95%
Brandon H. LaVerne Chief Financial Officer	0.90%	0.30%
Kristin M. Rogers Executive Vice President—Sales and Marketing	0.90%	0.30%
Daniel J. DeVries Executive Vice President—Consumer	0.90%	0.30%

The Compensation Committee may amend the foregoing percentages from time to time in its sole discretion. In addition, the Compensation Committee may in its sole discretion reduce the amounts that would otherwise be payable to any participant for any period (including a complete elimination of all amounts identified under the table above for the period). Any such reduction may be based on quantitative or qualitative factors determined in the discretion of the Compensation Committee.